The Finite Solar Finance Fund 486BPOS

Exhibit (n)

KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 29, 2022, with respect to the financial statements and financial highlights of The Finite Solar Finance Fund, incorporated herein by reference and to the references to our firm under the headings “Auditors”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
January 27, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.